May 17, 2011
FOR IMMEDIATE RELEASE

 RAYMOND JAMES FINANCIAL MAINTAINS
QUARTERLY DIVIDEND, SETS COMPENSATION VOTE

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.13 per share, payable July 18, 2011, to shareholders of record on July 1, 2011. This is the 26th consecutive year in which Raymond James has paid its shareholders a dividend.

The Board also approved the Corporate Governance, Nominating and Compensation Committee’s recommendation that an advisory “say-on-pay” shareholder vote on executive compensation be conducted annually at the company’s regular shareholders’ meeting.

Shareholders voted to approve the compensation of the company’s named executive officers at its annual shareholders’ meeting on February 24, 2011. In a second non-binding action, a majority of votes also were cast in favor of holding an annual advisory vote on the compensation of the company’s named executive officers. Today’s action fulfills the board’s commitment to arrive at a decision on the timing and frequency of shareholder advisory votes by no later than July 10, 2011.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $275 billion, of which approximately $36 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
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